Protective Insurance Corporation                                                                                                                                                                                                                                                                                                  May 7, 2019
Unaudited First Quarter Financial Statements                                                                                                                                                                                                                                              Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                       investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                                       (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES FIRST QUARTER 2019 RESULTS

Carmel, Indiana, May 7, 2019—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported results for the first quarter of 2019.  The Company produced  first quarter net income of $2.7 million, or $0.18 per share, which compares to net income of $0.3 million, or $0.02 per share, for the prior year’s first quarter.

●
Book value per share increased by $0.68 per share to $24.63 during the first quarter of 2019, an increase of 2.8% in the quarter and total value creation of 3.3% including the $0.10 per share dividend paid to shareholders during the first quarter of 2019.

●	Net investment income increased 34.4% for the first quarter of 2019 compared to the prior year.
●	Combined ratio of 108.0% for the first quarter of 2019, down from 112.2% for the fourth quarter of 2018.
●
Repurchased $3.5 million (197,397 shares) since January 1, 2019.  These purchases are immediately accretive to book value, given an average repurchase price of 72% of March 31, 2019 book value ($3.0 million of the $3.5 million in repurchases occurred after March 31, 2019).

Net premiums earned for the first quarter of 2019 increased to $110.0 million, up 4.3% compared to the prior year period.  Gross premiums written for the first quarter of 2019 were flat at $148.9 million compared to $148.8 million written during the prior year period.  The higher net premiums earned is attributable to changes to the Company’s reinsurance structure for commercial automobile coverages.

Underwriting operations produced a combined ratio of 108.0% during the first quarter of 2019 compared to a combined ratio of 99.8% for the prior year period.  The first quarter 2019 increase in the combined ratio reflects an increase in the current accident-year loss ratio related to severe commercial automobile losses, including continued emergence of severity.  Adverse prior year development, including variable premium adjustment provisions in our historical reinsurance treaties, was $0.5 million (the net of $1.6 million of additional ceded premium from commercial automobile coverages offset by $1.1 million of favorable prior year reserve development primarily from workers’ compensation and independent contractor coverages).  The Company continues to maintain current accident-year loss ratios at a level consistent with rising severity expectations in commercial automobile.  In our agency placed commercial automobile excess and medium fleet product lines the Company attained double-digit rate increases during the first quarter of 2019.  As a result, the premium retention rate achieved in these product lines was 66%, resulting from our commitment to remain disciplined in our underwriting and create long-term value for our stakeholders.

Commercial automobile products covered by our reinsurance treaties are subject to an aggregate stop-loss provision. Once this aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible only for its $25 retention.  The following table illustrates the financial impact of a further 5% or 10% increase in ultimate losses for each of the five most recent reinsurance treaty years (2014-2018) covering these commercial automobile products:

	5% Increase in Ultimate Loss Ratio	10% Increase in Ultimate Loss Ratio
Gross loss expense from further strengthening current reserve position	$35.3	$70.7
Net financial loss	9.2	18.1
$/share (after tax)	$0.49	$0.96

Net investment income for the first quarter of 2019 increased 34.4% to $6.2 million compared to $4.6 million in the prior year period.  The increase reflects: higher average funds invested resulting from positive cash flow, as well as a reallocation from equity investments held in limited partnerships into short duration, high quality bonds.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments. If there was a hypothetical increase in interest rates of 100 basis points, the price of our bonds at March 31, 2019 would be expected to fall by approximately 2.7%.   Credit quality remains high with a weighted average rating of AA-, including cash.

During the first quarter of 2019, the Company reallocated approximately $31.1 million of equity securities, including distributions from limited partnerships, into short-duration, high quality bonds.  This reallocation was consistent with investment activity throughout 2018 where approximately $122 million of equity securities were reallocated to short-duration treasuries.  These equity sales further solidified the conservative nature of our high quality, short-duration investment portfolio; opportunistically utilized the lower corporate tax rate of 21%, which was beneficial given the low tax basis of many of these equity positions; and were accretive to income.

The Company continues to focus on our operating initiative of expense discipline, reflected in the 2.4% decline in the expense ratio during the first quarter of 2019 when compared to the first quarter of 2018.  We will continue to manage our expense base, particularly as we gain greater clarity on the impact of continuing to attain increasing premium rates, and the influence of increased rates upon the retention of renewing policies.

Book value per share as of March 31, 2019 was $24.63, an increase of $0.68 per share during the first quarter, after the payment of cash dividends to shareholders totaling $0.10 per share.

The Company's net income, determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income before federal income tax expense (benefit) to underwriting income (loss), a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended
	March 31
	2019	2018

Income before federal income tax expense (benefit)	$3,514	$314
Less: Net realized gains (losses) on investments	(299)	376
Less: Net unrealized gains (losses) - equity securities and limited partnerships	6,327	(4,909)
Income (loss) from core business operations	$(2,514)	$4,847
Less: Net investment income	6,232	4,636
Underwriting income (loss)	$(8,746)	$211

Loss from core business operations, before federal income tax expense, was $2.5 million for the first quarter of 2019 compared to income from core business operations, before federal income tax expense, of $4.8 million during the first quarter of 2018.
The Company’s management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income before federal income tax expense excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company’s operating performance because the recognition of realized investment gains and losses, and occurrence of unrealized gains, could distort analysis of trends in the core underwriting business.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, May 8, 2019, at 11:00 AM EST to discuss results for the first quarter ended March 31, 2019.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 15, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13689060.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until November 8, 2019.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=133750.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31	December 31
	2019	2018
Assets
Investments [1]:
Fixed income securities (2019: $669,128; 2018: $600,504)	$671,973	$592,645
Equity securities	68,956	66,422
Limited partnerships, at equity	38,239	55,044
Commercial mortgage loans	7,844	6,672
Short-term [2]	1,000	1,000
	788,012	721,783
Cash and cash equivalents	117,418	163,996
Restricted cash and cash equivalents	15,888	6,815
Accounts receivable	108,974	102,972
Reinsurance recoverable	404,424	392,436
Other assets	95,572	88,426
Current federal income taxes	6,025	7,441
Deferred federal income taxes	3,478	6,262
	$1,539,791	$1,490,131

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$894,221	$865,339
Reserves for unearned premiums	80,332	71,625
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	179,168	177,085
	1,173,721	1,134,049
Shareholders' equity:
Common stock-no par value	634	634
Additional paid-in capital	55,049	54,720
Accumulated other comprehensive income ( loss)	1,416	(7,347)
Retained earnings	308,971	308,075
	366,070	356,082
	$1,539,791	$1,490,131

Number of common and common
equivalent shares outstanding	14,865	14,869
Book value per outstanding share	$24.63	$23.95

[1] 2019 & 2018 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31
	2019	2018
Revenues
Net premiums earned	$110,013	$105,462
Net investment income	6,232	4,636
Commissions and other income	2,064	1,814
Net realized gains (losses) on investments, excluding impairment losses	(39)	376
Other-than-temporary impairment losses on investments	(260)	-
Net unrealized gains (losses) on equity securities and limited partnership investments	6,327	(4,909)
Net realized and unrealized gains (losses) on investments	6,028	(4,533)
	124,337	107,379
Expenses
Losses and loss expenses incurred	87,122	72,298
Other operating expenses	33,701	34,767
	120,823	107,065
Income before federal income tax expense (benefit)	3,514	314
Federal income tax expense (benefit)	766	(16)
Net income	$2,748	$330

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$(.14)	$.22
Net gains (losses) on investments	.32	(.20)
Net income	$.18	$.02

Dividends	$.10	$.28

Reconciliation of shares outstanding:
Average shares outstanding - basic	14,848	15,010
Dilutive effect of share equivalents	30	24
Average shares outstanding - diluted	14,878	15,034

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31
	2019	2018

Net cash provided by operating activities	$11,405	$8,027
Investing activities:
Purchases of available-for-sale investments	(140,645)	(140,820)
Purchases of limited partnership interests	-	(200)
Proceeds from sales or maturities
of available-for-sale investments	68,975	103,657
Proceeds from sales of equity securities	9,169	59,757
Purchase of insurance company-owned life insurance	-	(10,000)
Purchase of commercial mortgage loans	(1,172)	-
Distributions from limited partnerships	17,214	-
Other investing activities	(797)	(1,214)
Net cash provided by (used in) investing activities	(47,256)	11,180
Financing activities:
Dividends paid to shareholders	(1,493)	(4,229)
Repurchase of common shares	(468)	(235)
Net cash used in financing activities	(1,961)	(4,464)

Effect of foreign exchange rates on cash and cash equivalents	307	(223)

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(37,505)	14,520
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	170,811	68,713
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$133,306	$83,233

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2019	2018

Annualized
Book value per share beginning of period	$23.95	$27.83
Book value per share end of period	24.63	27.38
Change in book value per share	$0.68	$(0.45)
Dividends paid	0.10	0.28
Change in book value per share plus dividends paid	$0.78	$(0.17)
Total value creation [1]	13.0%	(2.4%)

Return on average shareholders' equity:
Average shareholders' equity	361,076	415,311

Net income	2,748	330
Less: Net realized gains (losses) on investments, net of tax	4,762	(3,581)
Net operating income (loss)	(2,014)	3,911

Return on net income [2]	3.0%	0.3%
Return on net operating income (loss) [2]	(2.2%)	3.8%

Loss and LAE expenses incurred	$87,122	$72,298
Net premiums earned	110,013	105,462
Loss and LAE ratio	79.2%	68.6%

Other operating expenses	$33,701	$34,767
Less: Commissions and other income	2,064	1,814
Other operating expenses, less commissions and other income	$31,637	$32,953
Net premiums earned	110,013	105,462
Expense ratio	28.8%	31.2%

Combined ratio [3]	108.0%	99.8%

Gross premiums written	$148,893	$148,823
Net premiums written	115,322	113,434

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized.
[2] Quarterly amounts have been annualized
[3] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.